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                                                                    Exhibit 12.1


                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (Amounts in Thousands)


                                                                  Year Ended December 31,                            March 31,
                                                         -----------------------------------------   --------   -------------------
                                                           1999       2000       2001       2002       2003       2003       2004
                                                         --------   --------   --------   --------   --------   --------   --------
Pretax income from continuing operations                 $ 85,047   $ 99,197   $ 89,706   $100,512   $241,801   $ 38,098   $ 54,490
                                                         ========   ========   ========   ========   ========   ========   ========

Fixed charges:
Interest expense including amortization of deferred
    costs and capitalized interest                       $ 80,063   $ 93,866   $ 93,213   $ 85,336   $101,111   $ 20,879   $ 27,343
Ground Rent 33%                                          $    176   $    244   $    234   $    252   $    398   $     69   $    114
Preferred Dividends on consolidated subsidiaries         $  5,157   $ 15,301   $ 19,081   $ 18,338   $  2,236   $  2,236   $      0
Proportionate share of fixed charges of 50% owned
    joint ventures accounted for using equity method
    of accounting                                        $      -   $      -   $      -   $      -   $      -   $      -   $      -
                                                         --------   --------   --------   --------   --------   --------   --------

                                Total fixed charges      $ 85,396   $109,411   $112,528   $103,926   $103,745   $ 23,184   $ 27,457
                                                         --------   --------   --------   --------   --------   --------   --------

Capitalized interest during the period                   $(13,400)  $(18,200)  $(12,927)  $ (9,157)  $(11,478)  $ (1,977)  $ (2,409)
Preferred Dividends on consolidated subsidiaries         $ (5,157)  $(15,301)  $(19,081)  $(18,338)  $ (2,236)  $ (2,236)  $      0
Amortization of capitalized interest during the period   $  1,272   $  1,879   $  2,310   $  2,616   $  2,999   $    720   $    830
Majority-owned subsidiary adjustments                    $ 11,809   $ 19,593   $ 21,502   $ 21,570   $  5,365   $  3,064   $  1,145
Equity Company Adjustments                               $(24,713)  $(23,296)  $(18,560)  $(32,769)  $(52,917)  $(10,099)  $(18,221)
Equity Company Adjustments Distributed Income            $ 24,713   $ 23,296   $ 18,560   $ 32,769   $ 52,917   $ 10,099   $ 11,041
                                                         --------   --------   --------   --------   --------   --------   --------

Earnings before income taxes and fixed charges           $164,967   $196,579   $194,038   $201,129   $340,196   $ 60,853   $ 74,333
                                                         ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                           1.93       1.80       1.72       1.94       3.28   $   2.62   $   2.71
                                                         ========   ========   ========   ========   ========   ========   ========